China Shen Zhou Mining & Resources, Inc. Announces Fourth Quarter and Year 2007 Financial Results

- New Fluorite Processing Plant in Inner Mongolia -

- Readying 200K-ton Nonferrous Plant in Xinjiang -

- Copper-Gold Property of Kyrgyzstan in Pre-Development -

- Revenue Guidance for 2008 between $25 Mln and $30 Mln -

BEIJING, April 14, 2008 -- China Shen Zhou Mining & Resources, Inc. (American Stock Exchange: SHZ) (“China Shen Zhou”, or “the Company”), a leading company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced its financial results of fourth quarter and full year ended December 31, 2007.

Fourth Quarter of 2007 Financial Results

Net revenues for the fourth quarter of 2007 were $2.1 million, compared with $7.8 million in the same period of 2006. The Company incurred a gross loss of $2.9 million, down from a gross profit of $3.4 million in the same period of 2006, primarily due to the newly adopted schedule in accounting the depreciation and amortization of its mining properties.

The Company’s zinc products processing operations were materially impacted by the supply issues in the fourth quarter of 2007. As the demand for zinc rose sharply both in the domestic and global markets, the Company experienced difficulties in obtaining zinc ore as a raw material, which directly resulted in the decrease in net revenues. In addition, the unfavorable prices the Company paid for the dwindling supply led to lower margins.

Selling and marketing expenses were $16,000, compared with $35,000 in same period of 2006. General and administrative expenses were $2.6 million, versus $616,000 in same period of 2006. The increase in operating expenses was primarily due to hiring of new mid- and senior-level managers, as well as the costs of being a reporting public company in the US.

Non-cash interest expenses for the period were $1.2 million, due to the six-year convertible notes issued to Citadel Equity Fund, Ltd. (“Citadel”) in December 2006. The Company incurred a net loss for the fourth quarter of 2007 of $2.9 million, or diluted net loss per share of $0.13, versus a net income of $3.4 million, or diluted earnings per share of $0.12 in the same period of 2006.

Year 2007 Financial Results

Net revenues for the year 2007 were $14.4 million, versus $22.2 million in 2006. Revenue contribution from Qianzhen Mining (nonferrous metals) was 49.3%, compared with 69.9% in 2006; Xiangzhen (fluorite) was 46.0%, compared with 26.6% in 2006; Qingshan (nonferrous metals) was 4.7%, compared with 3.5% in 2006.

Xiangzhen Mining sold a total of 23,367 metric tons of processed fluorite powder, representing an increase of 82% compared to 2006 and the average sales price for fluorite powder increased 23.2% to $144.1 per metric ton. The total revenue of fluorite powder processed in 2007 increased 129% from 2006 to $3.0 million.

The sale of high grade fluorite ores decreased by 26% from 65,000 metric tons in 2006 to 48,000 metric tons in 2007 as a result of the Company’s initiative to produce more fluorite powder which enjoyed a good pricing environment and a growing market demand. Due to the strengthening of cost control management, the unit cost of high-grade fluorite ores and processed fluorite powder dropped $4.4 and $16 per ton respectively, resulting in the gross profit margin of 41% as compared to 15% in 2006.

The total revenue of zinc concentrates produced in 2007 declined 58.9% from 2006 to $6.2 million. Average selling prices for zinc increased 11.2% in 2007 from the year before.

Gross profit for the year 2007 was $6.5 million, compared with $13.4 million in 2006. Gross margin was 45.3% in 2007, as opposed to 60.4% in 2006.

For the year 2007, selling and marketing expenses were $223,000, compared with $185,000 in 2006. General and administrative expenses were $6.7 million, versus $5.7 million in 2006.

Non-cash interest expenses for 2007 were $2.3 million, due to the six-year convertible notes issued to Citadel in December 2006. Net loss for the year 2007 was $2.65 million or $0.12 loss per diluted share, as opposed to a net income of $1.4 million, or $0.05 earnings per diluted share in 2006.

As of December 31, 2007, the Company's total cash and cash equivalents and held-to-maturity investment securities were $2.9 million, compared to $18.9 million at December 31, 2006. Total shareholders' equity increased to $27.9 million as of December 31, 2007 from $17.5 million at December 31, 2006.

“We are excited about the opportunities and growth prospects represented by the completion of our new fluorite processing plant and our acquisition of the new large copper-gold property in Kyrgyzstan,” said Ms. Jessica Yu, Chairwoman and CEO of China Shen Zhou. “We expect the growth momentum in China’s fluorite market to continue this year and we are well-positioned to capture this opportunity. We are also applying for financial assistance from the Chinese government in our copper-gold project in Kyrgyzstan, which could expedite our pre-development efforts.”

Ms. Yu continued, “Shen Zhou has made progress in the mining and processing operations. However, we also face challenges, especially in the sourcing of nonferrous metals and the high costs of financing our operations. We are taking actions to resolve the nonferrous supply disruptions and considering alternative options. We are addressing both our immediate concerns in our day-to-day operations while investing in our long-term future. Lastly, our listing on the American Stock Exchange in January 2008 was a momentous event. We are confident about Shen Zhou’s business prospects and committed to growth and value-creation for our shareholders.”

Supply Issues

Starting in fourth quarter 2007, the Company’s Inner Mongolia-based subsidiary, Qianzhen Mining, experienced difficulties in obtaining zinc ore as a raw material for its processing operations. Qianzhen Mining’s sole supplier, Wulatehouqi Zijin Mining Company Limited (“Zijin”), had significantly reduced the amount of zinc ore it delivered to Qianzhen Mining and raised the selling prices for its zinc ore, citing the tightness of the market.

Actions Taken to Address the Zinc-Ore Supply Issue

Since October 2007, the Company has been actively seeking new suppliers of zinc ore in the Inner Mongolia region. It is currently in talks with several candidates and considering strategic alternatives, including mergers and acquisitions in order to gain access to large-scale nonferrous metal mines.

In addition, the Company is increasing extraction activities at its subsidiary Qingshan Metal, also based in Wulatehouqi. Qingshan Metal is engaged in copper-zinc exploration, mining and processing, and it is prepared to serve as a raw material supplier to Qianzhen Mining.

Lastly, the Company is also considering the option of retooling the Qianzhen facilities for other mining-related operations.

Fluorite Productions in 2007

Soaring demand from fluorite chemical plants in northern China sparked major growth of the Company’s subsidiary in Inner Mongolia, Xiangzhen Mining, which increased its market share in a favorable pricing environment.

In the year 2007, Xiangzhen produced approximately 52,524 metric tons of high-grade fluorite ore at an average selling price of $84.6 per ton, compared with 50,839 metric tons in 2006 at $71.5 per ton in 2006. It also produced 22,447 metric tons of refined fluorite powder at $144.1 per ton, compared with 14,791 metric tons at $111.2 per ton in 2006.

The year 2008 is expected to see continued expansion of the fluorite business. Xiangzhen completed its all-new fluorite processing plant in November 2007, which is the largest in northern China, with the most advanced equipment in the industry.

In 2008, Xiangzhen is expected to extract 210,000 metric tons of fluorite ores and produce 70,000 metric tons of fluorite powder. After reaching its full capacity in 2009, it is anticipated to extract 300,000 metric tons of fluorite ores and produce approximately 100,000 metric tons of fluorite powder annually.

Update on the Nonferrous Metal Concentrator in Xinjiang

Due to cold weather in northern Xinjiang Province, the construction of an all-new nonferrous metal concentrator near the Company’s copper-zinc mine in Xinjiang, owned by its subsidiary, Xingzhen Mining, has been delayed. It is now expected to be completed by the end of April in 2008.

Xingzhen’s new concentrator is located 3 miles (5 kilometers) from the mine and will have an annual processing capacity of 200,000 metric tons of copper and zinc concentrates.

Update on the Copper-Gold Property in Kyrgyzstan

In December 2007, The Company completed the purchase of Kichi-Chaarat, which owns a copper-gold property in western Kyrgyzstan. Currently, the Company’s crew, composed of three geologists and engineers sent from Beijing and eight locals, is in the process of completing the initial development plans.

The Company is expecting to complete the initial pre-development plans by June 30, 2008. Construction work is expected to start by the end of this year. Production and sales are expected to be launched by 2010.

Business Outlook

The Company expects net revenues for 2008 to be between $25 million and $30 million.

The target is based on the Company's current views on the operating and market conditions, which are subject to change.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiary, American Federal Mining Group ("AFMG"), is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite exploration and extraction in the Sumochaganaobao region of Inner Mongolia; (b) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (c) zinc/copper exploration, mining and processing in Xinjiang. In addition, AFMG owns 100% of Kichi-Chaarat Closed Joint Stock Company, whose major assets include a copper-gold mine located in the Kuru-Tegerek region of western Kyrgyzstan.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, , fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

In China:
Sterling Song
Senior Investor Relations Manager
China Shen Zhou Mining & Resources, Inc.
Tel: +86-10-6887-2811
Email: investor@chinaszky.com
Web: http://www.chinaszmg.com

In the U.S.:
Valentine Ding
Investor Relations
The Global Consulting Group
Tel: +1-646-284-9412
Email: vding@hfgcg.com

Financial Tables to Follow

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 31,	December 31,
	2007	2006
ASSETS	(audited)	(audited)

Current assets:
Cash and cash equivalents	$2,949	$18,900
Available for sale securities - margin deposit	-	412
Accounts receivable, net	2,481	945
Refundable investment deposit	-	1,025
Other deposits and prepayments, net	1,254	4,029
Inventories	1,639	1,285
Due from related parties	-	71
Current assets of discontinued operations	-	206
Total current assets	8,323	26,873

Investment deposit	-	10,000
Available for sale investment	137	-
Property, machinery and mining assets, net	47,094	15,498
Deferred debt issuance costs	2,170	2,518
Deferred income tax assets	507	431
Goodwill	1,070	1,001
Plant, equipment and mining assets of discontinued operations	-	861
Total assets	$59,301	$57,182

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$718	$623
Fair value of detachable warrants liability	1,100	1,030
Short term bank loans	1,314	2,668
Other payables and accruals	3,469	7,226
Taxes payable	257	567
Due to related parties	2,062	212
Current liabilities of discontinued operations	-	147
Total current liabilities	8,920	12,473

Convertible notes payable	21,186	26,989
Deferred tax liabilities	1,201	-
Total liabilities	31,307	39,462

Minority interests	144	258

STOCKHOLDERS’ EQUITY:
Common Stock, $0.001 par value:
Authorized - 50,000,000 shares (2006: 50,000,000)
Issued and outstanding 22,214,514 shares (2006: 21,297,700)	$22	$21
Additional paid-in capital	25,251	13,865
PRC statutory reserves	1,672	1,111
Accumulated other comprehensive income	2,112	600
Retained earnings (deficit)	(1,207)	1,865
Total stockholders’ equity	27,850	17,462
Total liabilities and stockholders’ equity	$59,301	$57,182

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)

	For the Years Ended
	December 31,
	2007	2006
	(audited)	(audited)
Net revenue	$14,351	$22,205
Cost of sales	(7,844)	(8,794)
Gross profit	6,507	13,411
Operating expenses:
Selling and distribution expenses	(223)	(185)
General and administrative expenses	(6,741)	(5,707)
Income (loss) from operations	(457)	7,519
Other income (expense):
Reverse takeover costs	-	(4,777)
Interest expense	(3,962)	(318)
Other, net	397	63
Income (loss) from continuing operations before income taxes and minority interests	(4,022)	2,487
Income tax benefits	(45)	185
Income (loss) from continuing operations before minority interests	(4,067)	2,672
Minority interests	114	32
Income (loss) from continuing operations	(3,953)	2,704

Discontinued operation (Note 3)
Loss from operations of discontinued component, net of taxes	(197)	(1,324)
Gain on disposal of discontinued subsidiary, net of taxes	1,504	-
Income(loss) from discontinued operations	1,307	(1,324)

Net income (loss)	(2,646)	1,380
Other comprehensive income (loss):
Foreign currency translation adjustments	1,512	557
Comprehensive income (loss)	$(1,134)	$1,937

Income (loss) per common share - basic
From continuing operations	(0.18)	0.14
From discontinued operations	0.06	(0.07)
Net income (loss)	$(0.12)	$0.07

Income (loss) per common share - diluted
From continuing operations	(0.18)	0.10
From discontinued operations	0.06	(0.05)
Net income (loss)	$(0.12)	$0.05
Weighted average common shares outstanding
Basic	21,959	18,735
Diluted	21,959	27,485

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)

	For the Years Ended, Dec. 31
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(2,646)	$1,380
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from operations of discontinued component, net of income tax benefits	197	1,324
Gain on sale of discontinued operations, net of income taxes	(1,504)	-
Provision for doubtful accounts	39	2
Impairment provision for fixed assets	60	-
Depreciation and amortization	2,415	1,379
Fair value of shares issued to management as management bonus	-	2,972
Fair value of shares and option issued to financial advisors for advisory services	-	4,577
Losses on write down of long-lived assets		455
(Income) loss from investments	86	(90)
Income tax (expense) benefits	(43)	(216)
Fair value adjustment of warrants	70	-
(Gain÷ Loss on disposal of fixed assets	109	(50)
Interest expenses	1,417	-
Amortization of deferred financing costs	496	-
Amortization of debt issuance costs	348	-
Minority interests	(100)	(32)
Changes in operating assets and liabilities:
Accounts receivable	(1,575)	(308)
Deposits and prepayments	2,930	(3,754)
Inventories	(354)	1,199
Due from related companies	71	(71)
Accounts payable	95	(154)
Other payables and accruals	1,007	357
Taxes payable	(328)	146
Due to related parties	805	228
Net cash provided by operating activities from continuing operations	3,595	9,344
Net cash (used in) operating activities from discontinued operations	(45)	(249)
Net cash provided by operating activities	3,550	9,095

Cash flows from investing activities:
Proceeds from sale of property, machinery and mining assets	-	1,342
Purchases of property, machinery and mining assets	(19,632)	(5,393)
(Increase) decrease in investment deposits	888	(11,025)
Acquisition of subsidiaries, net of cash and cash equivalents acquired	(403)	(2,312)
Decrease (increase) in available-for-sale securities - margin deposit	326	(322)
Net cash used in investing activities of continuing operations	(18,821)	(17,710)
Net cash provided by disposal of discontinued operations	2,759
Purchases of property, machinery and mining assets of discontinued operations	(544)	(180)
Net cash used in investing activities	(16,606)	(17,890)

Cash flows from financing activities:
Proceeds from issuance of convertible bond	$-	$27,772
Issuance costs of convertible note	(2,156)	-
Repayments of short-term borrowings	(1,354)	(680)
Net cash (used in) provided by financing activities	(3,510)	27,092
Foreign currency translation adjustment	615	330
Net (decrease) increase in cash and cash equivalents	(15,951)	18,627
Cash and cash equivalents at the beginning of the period	273
Cash and cash equivalents at the end of the period	$2,949	$18,900
Non-cash investing and financing activities
Shares issued to management bonus	$-	$2,972
Shares issued to financial advisors for advisory services	$-	$3,813
Stock options granted to financial advisors	$-	$764
Issuance of shares for acquisition	$3,670	$-
Additional capital caused by the reduction of conversion price from $3.2 to $2.2	$7,716	$-
Supplemental disclosures of cash flow information
Cash paid for interest expenses	$1,631	$318
Cash paid for income tax	$45	$32